Exhibit 10.37

AMENDMENT NO. 1 TO ADVISORY AGREEMENT

This Amendment No.1 (the "Amendment") dated November 17, 2014, to that certain Advisory Agreement (the "Agreement"), dated April 14, 2014, between The Grilled Cheese Truck, Inc. (the “Company”) and PBNJ Advisors, Inc. (“PBNJ”).

By mutual agreement of the parties, the Company and PBNJ hereby agree to amend the Agreement, effective on the date hereof, as follows:

1.	Section 2, Definitions, “Term”, is hereby amended and replaced with the following:

 The term of this Agreement shall commence on April 11, 2014 and shall continue through and including December 31, 2015, unless extended in accordance with provisions of this  Agreement.

2.	Section 3, Compensation is amended in its entirety as follows:

“The aggregate compensation payable during the term pursuant to this Agreement is payable in a combination of cash and stock of the Company on the following basis:

A.	Common Stock & Warrants. In consideration of the services to be rendered by Advisor pursuant to this Agreement, Advisor shall be entitled to receive as compensation 75,000 shares of the Company’s common stock and 75,000 warrants with an exercise price of $2.00.

B.	Fees. The compensation payable during the term pursuant to this Agreement payable in cash will be on the following basis:

3.1 Compensation will be at a rate of $5,600 per month during the Term of this Agreement.

C.	Health insurance allowance: Advisor shall be entitled to continue receiving $400 per month for health insurance.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement as of the sate first set forth above.

THE COMPANY:

The Grilled Cheese Truck, Inc.

By: /s/ Robbie Lee_______________________

Name: Robbie Lee

Title: CEO

ADVISOR:

/s/ Ben Cohen_____________________

Ben Cohen